Exhibit 99.1

[INSERT PANTRY LOGO]

FOR IMMEDIATE RELEASE:

THE PANTRY ANNOUNCES

CLOSING OF PREVIOUSLY ANNOUNCED

DEBT REFINANCING

CARY, NC, August 3, 2012 – The Pantry, Inc. (NASDAQ: PTRY) today announced that it closed its previously announced debt refinancing, which included a private placement of $250 million of its 8.375% senior unsecured notes due 2020 (the “Notes”) and a new senior secured credit facility (the “New Credit Facility”), comprised of a seven-year $255 million senior secured term loan and a five-year $225 million senior secured revolving credit facility. The Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons pursuant to Regulation S under the Securities Act.

The Pantry is using the proceeds from the offering of the Notes, together with borrowings under the New Credit Facility and a portion of its available cash, to finance a tender offer for and/or redemption of all of its outstanding senior subordinated notes, to repay its outstanding debt under its prior credit facility, to pay fees and expenses relating to these transactions, and for general corporate purposes.

The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SOURCE: The Pantry, Inc.

For The Pantry, Inc.

Largemouth Communications

Scott Yates, 919-459-6452